Exhibit - 10.10

                   BLACKS FORK GAS PROCESSING COMPANY
                          PARTNERSHIP AGREEMENT


                            TABLE OF CONTENTS

1.    Preliminary Agreement Superseded                            -1-

2.    Definitions                                                 -1-

3.    Formation and Purpose of General Partnership                -4-
      3.1  Formation                                              -4-
      3.2  Treatment                                              -4-
      3.3  Name                                                   -4-
      3.4  Purposes                                               -5-
      3.5  Principal Office                                       -5-
      3.6  Conduct of Business                                    -5-
      3.7  Cooperation and Further Assurances                     -5-
      3.8  Representations, Warranties and Covenants of the Partners-5-

4.    Capitalization                                              -7-
      4.1  Initial Capital Contributions and Partner
           Loans                                                  -7-
      4.2  Subsequent Capital Contributions and Partner Loans     -7-
           4.2.1   Construction Phase                             -7-
           4.2.2   Operating Phase                                -7-
      4.3  Making of Capital Contributions and Partner Loans      -7-
      4.4  General Provisions Concerning Capital Contributions
           and Partner Loans                                      -8-
      4.5  Failure to Contribute or Loan                          -8-
      4.6  Grant of Security Interest                             -9-
      4.7  Project Financing Loans                                -10-
      4.8  No Personal Liability                                  -10-

5.    Capital Account                                             -10-

6.    Allocations and Distributions                               -10-
      6.1  Allocations for Capital Account Purposes               -10-
      6.2  Distributions of Excess Cash                           -11-

7.    Accounting Practices and Taxation                           -11-
      7.1  Accounting Practices and Procedures                    -11-
      7.2  Preparation of Financial Statements; Custody of Books and
           Records; Certified Public Accountants                  -11-
      7.3  Annual Financial Statements                            -12-
      7.4  Interim Financial Statements                           -12-
      7.5  Taxation                                               -12-
      7.6  Governmental Reports                                   -13-
      7.7  Inspection of Facilities and Records                   -13-
      7.8  Bank Accounts                                          -13-
      7.9  Permitted Investments                                  -14-
      7.10 Information and Reports                                -14-

8.    Management                                                  -14-
      8.1  Plant Management                                       -14-
      8.2  Management Committee                                   -14-
           (i)     Disposition                                    -15-
           (ii)    Leasing                                        -15-
           (iii)   Contracts                                      -15-
           (iv)    Loans                                          -15-
           (v)     Construction Budget                            -15-
           (vi)    Construction Funding Schedule                  -15-
           (vii)   Operating Budget; Capital Expenditures         -16-
           (viii) Insurance                                       -16-
           (ix)    Acquisitions                                   -16-
           (x)     Contractors                                    -16-
           (xi)    Plant Shutdown                                 -16-
           (xii)   Fractionation                                  -16-
           (xiii) Modification of Agreements                      -16-
           (xiv)   Approval by Partnership                        -16-
      8.3  Management Committee Members                           -16-
      8.4  Management Committee Meetings; Action without a Meeting-17-
      8.5  Management Committee Quorum and Voting
           Requirements                                           -17-
      8.6  Secretary; Records                                     -18-

9.    Plant Constructor and Plant Operator                        -18-
      9.1  Selection of the Plant Constructor and the Plant Operator-18-
      9.2  Successor Plant Operator                               -18-

10.   Limitation of Liabilities; Indemnity                        -18-
      10.1 Contracts to Limit Partners' Liabilities               -18-
      10.2 Limitation of Liabilities; Indemnity                   -18-
      10.3 No Liability for Profits                               -19-

11.   Transfer or Pledge of Ownership Interest                    -19-
      11.1 Transfers of Ownership Interest to Non-Affiliates      -19-
           11.1.1     Notice and Election                         -19-
           11.1.2     Failure to Give Notice or Fulfill Purchase
                      Obligations                                 -20-
      11.2 Transfers to Affiliates                                -20-
      11.3 Conditions to Transfer                                 -21-
           (i)     Transferee Bound by Agreement                  -21-
           (ii)    Transferee Assumes All Obligations of Transferor-21-
           (iii)   Transfer Complies with This Section            -21-
           (iv)    Indemnity                                      -21-
           (v)     Contracts; Permits                             -21-
           (vi)    Regulatory and Other Approvals                 -22-
           (vii)   Application of Laws and Regulations            -22-
           (viii) General                                         -22-
      11.4 Other Provisions Applicable to Transfers               -22-
           11.4.1     Reinstatement of Right of First Refusal     -22-
           11.4.2     Specific Performance                        -22-
           11.4.3     Nominees                                    -22-
           11.4.4     Admission of Transferee                     -23-
      11.5 Effect of Permitted Transfers                          -23-
      11.6 Mortgages, Pledges, and Hypothecations                 -23-
      11.7 Admission of New Partner                               -23-

12.   Events of Default                                           -23-
      12.1 Nature of Events                                       -23-
           (i)     Capital Contribution; Partner Loan             -23-
           (ii)    Voluntary or Involuntary Transfer              -23-
           (iii)   Representations and Warranties                 -23-
           (iv)    Breach of Agreement                            -24-
           (v)     Withdrawal                                     -24-
      12.2 Default Remedies                                       -24-

13.   Dissolution and Liquidation                                 -24-
      13.1 Term of Partnership                                    -24-
      13.2 Dissolution Upon Occurrence of Certain Events          -24-
           13.2.1     Events                                      -24-
           13.2.2     Effect                                      -25-
      13.3 Dissolution Upon Occurrence of Certain Other   Events  -25-
           13.3.1     Events.                                     -25-
           13.3.2     Effect                                      -26-
           13.3.3     Redemption of Interest; Settlement of Loans -27-
           13.3.4     Purchase of Interest                        -29-
           13.3.5     Reinstatement                               -29-
      13.4 Winding Up and Liquidation                             -29-
           13.4.1     Management Committee Powers                 -29-
           13.4.2     Allocation of Income, etc.                  -30-
           13.4.3     Proceeds of Liquidation                     -30-
           13.4.4     Priority of Liquidation; Distribution       -30-
           13.4.5     Reserves                                    -31-
           13.4.6     Restoration of Deficit Capital Accounts     -31-
      13.5 Termination Subject to Laws and Regulations            -31-

14.   General                                                     -32-
      14.1 Notices                                                -32-
      14.2 Amendment                                              -32-
      14.3 Applicable Law                                         -32-
      14.4 Conformity                                             -32-
      14.5 Counterparts                                           -32-
      14.6 Captions                                               -32-
      14.7 Section Numbers                                        -33-
      14.8 Entire Agreement                                       -33-
      14.9 Waiver                                                 -33-
      14.10Parties Bound and Benefitted                           -33-
      14.11Disclosure                                             -33-
      14.12Outside Interests                                      -33-
      14.13Waiver of Partition                                    -34-
      14.14Right of Offset                                        -34-
      14.15Fair Market Value of Ownership Interest                -34-
      14.16Mediation of Business Disputes                         -34-
      14.17Conflict of Documents                                  -35-

                   BLACKS FORK GAS PROCESSING COMPANY
                          PARTNERSHIP AGREEMENT

      THIS PARTNERSHIP AGREEMENT ("Agreement") is by and among the Partners (as defined below).

                          W I T N E S S E T H:

      WHEREAS, pursuant to a certain Preliminary Agreement dated May 11, 1994 (the "Preliminary Agreement"), Coastal Gas Gathering and Processing Company ("Coastal Partner"), a Delaware corporation and an indirect wholly-owned subsidiary of The Coastal Corporation, and Questar Pipeline Company ("QPC"), a Utah corporation and a wholly-owned subsidiary of Questar Corporation, formed, effective as of May 1, 1994, Blacks Fork Gas Processing Company, a Wyoming general partnership (the "Partnership"); and

      WHEREAS, effective as of May 1, 1994, QPC assigned its entire interest in the Partnership to Questar Gas Management Company ("Questar Partner"), a Utah corporation and a wholly-owned subsidiary of QPC, and Questar Partner accepted such assignment and assumed all of QPC's obligations as a Partner relating thereto; and

      WHEREAS, the Partners desire to enter into this Agreement which shall constitute the formal partnership agreement contemplated in the Preliminary Agreement;

      NOW, THEREFORE, the Partners agree as follows:

1. Preliminary Agreement Superseded. The terms of this Agreement supersede and replace the terms set forth in paragraphs 1, 2 and 7 of the Preliminary Agreement. The assignment of QPC's interest in the Partnership to Questar Partner was permitted pursuant to paragraph 8 of the Preliminary Agreement. The terms of the Construction and Operating Agreement (as defined below) and the QPC Processing Agreement (as defined below) supersede and replace the terms of paragraphs 3 through 6 of the Preliminary Agreement.

2. Definitions. In addition to the terms defined elsewhere in this Agreement, the terms defined in this Section 2 shall, for all purposes of this Agreement, have the respective meanings set forth below (such definitions to be equally applicable to the singular and plural forms of such terms):

      Affiliate. As to any Person, any corporation or other entity which, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such Person. As used in this definition "control" means (i) with respect to any corporation or other entity having voting shares or the equivalent and elected directors, managers, or persons performing similar functions, the ownership or power to vote, either directly or indirectly through one or more intermediaries so controlled, more than 50% of the voting interest in the election of directors, managers or persons performing similar functions, and (ii) with respect to any other entity, the ownership or possession, either directly or through one or more intermediaries so controlled, of the right to receive 50% or more of the profits, or upon liquidation, the assets, of such entity.

      Alternate Representative. An individual designated from time to time by a Partner to act in the absence or unavailability of such Partner's Representative.

      Capital Account. An account maintained for each Partner pursuant to which Capital Contributions, profits, losses, distributions, income, gain, deductions and credits shall be credited (or debited, as the case may be) in accordance with the Code
      (including the Treasury Regulations promulgated thereunder) and this Agreement.

      Capital Contribution. A contribution by a Partner to the capital of the Partnership.

      Certified Public Accountants. A nationally recognized firm of certified public accountants designated or selected in accordance with Section 7.2.

      Code.  Internal Revenue Code of 1986, as amended.

      Construction and Operating Agreement. That certain Construction and Operating Agreement dated as of January 27, 1995, between the Partnership, Coastal Partner and Questar Partner relating to the construction and operation of the Plant.

      Construction Budget. The budget setting forth the amounts estimated to be required to complete construction of the Plant and cause the Plant to become operational; the Construction Budget as of March 1, 1995 being set forth in Schedule 4.2-1 attached hereto.

      Construction Funding Schedule. The schedule setting forth the amount and timing of funds estimated to be required pursuant to the Construction Budget, the amount anticipated to be from any Project Financing Loans, and the amounts to be funded by the Partners as Capital Contributions or Partner Loans; the Construction Funding Schedule as of January 31, 1995 being set forth in Schedule 4.2-2 attached hereto.

      Construction Period. The period defined as the "Construction Period" in the Construction and Operating Agreement.

      Effective Date.  May 1, 1994.

      Gas. "gas" as such term is defined in the Construction and Operating Agreement.

      Interest Rate. An annual rate of interest equal to two (2) percentage points over the Prime Rate.

      Loan. Any Project Financing Loan, Partner Loan or any other loan obtained by the Partnership, either unsecured or secured, from one or more lenders.

      Management Committee.  The Management Committee provided for in
      Section 8.

      Operating Budget. The annual budget for any given year setting forth the amounts estimated to be required in connection with operating the Plant, conducting the Partnership's activities and making any capital improvements after the Construction Period.

      Ownership Interest. The interest of a Partner in the Partnership, including, without limitation, rights (i) to distributions and allocations and information, and (ii) to consent and approve of Partnership matters, including representation on the Management Committee. For all purposes of this Agreement, as of the Effective Date and until such time as (i) a Partner shall transfer its interest in the Partnership to another Partner or third party in accordance with this Agreement, or (ii) an additional Partner is admitted to the Partnership, or (iii) a Partner's interest is redeemed, Coastal Partner's Ownership Interest and Questar Partner's Ownership Interest shall each be fifty percent (50%).

      Partner. Each of the parties executing this Agreement or any Person substituted or admitted as a partner in the Partnership pursuant to Section 11.

      Partner Default Loan.  A Loan made as defined in Section 4.5.2.

      Partner Loan.  A Loan as defined in Section 4.

      Partnership. The partnership initially formed pursuant to the Preliminary Agreement and now existing pursuant to the provisions of this Agreement.

      Partnership Act. The Wyoming Uniform Partnership Act and any successor statute, as amended from time to time.

      Person. An individual, corporation, limited liability company, voluntary association, joint stock company, business trust, partnership or other entity.

      Plant. The "Plant" as defined in the Construction and Operating Agreement and the QPC Processing Agreement.

      Plant Constructor. The Person designated as such as provided in the Construction and Operating Agreement and Section 9.

      Plant Operator. The Person designated as such as provided in the Construction and Operating Agreement and Section 9.

      Prime Rate. The short-term base lending rate announced from time to time by Citibank, N.A. of New York, or the base or prime rate announced by any successor thereto.

      Processing Agreement. A "Processing Agreement" as defined in the Construction and Operating Agreement.

      Products.  "Products" as defined in the Construction and Operating
      Agreement.

      Project Financing Loan. Any Loan or Loans (other than Partner Loans) obtained by or on behalf of the Partnership for the construction and/or financing of the Plant.

      QPC Processing Agreement. That certain Processing Agreement dated as of January 27, 1995, between the Partnership and QPC with respect to, among other things, the processing of certain quantities of gas as provided therein.

      Representative. An individual designated from time to time by a Partner to serve as a member of the Management Committee.

      Section 13.3 Event.  An event described in Section 13.3.1.

      Signature Date. The date set forth below as the date as of which this Agreement has been executed by the Partners.

3.    Formation and Purpose of General Partnership.

      3.1 Formation. The Partnership was formed as of the Effective Date pursuant to the Partnership Act, and at all times thereafter the Partnership has continued to exist as a Wyoming general partnership. The Partnership's business and affairs are governed by this Agreement. Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration and termination of the Partnership are governed by the Partnership Act.

      3.2 Treatment. The Partnership is intended as, and shall be, a Wyoming general partnership for federal, state, and local income and franchise tax, contract, tort, and for every other purpose whatsoever. The Partners shall take all actions as may be necessary or appropriate to qualify for, receive, and maintain such treatment as a Wyoming general partnership, including, but not limited to, the execution of any required amendment to this Agreement.

      3.3 Name. The name of the Partnership is "Blacks Fork Gas Processing Company". The business of the Partnership shall be conducted under such name or such other name as the Management Committee may from time to time determine.

      3.4 Purposes. The purposes of the Partnership shall be the acquisition, planning, design, engineering, construction, ownership and operation of the Plant, and engaging in any other business or activity that now or in the future may be necessary, incidental, proper, advisable or convenient to accomplish the foregoing purposes (including, without limitation, obtaining appropriate financing) and that is not forbidden by the Partnership Act.

      3.5 Principal Office. The principal business office of the Partnership shall be located at the principal office of the Plant Operator, or at such other place as the Management Committee shall from time to time determine; provided, however, that for purposes of Section 17-21-106 of the Partnership Act, the Partnership's chief executive office shall be located at the site of the Plant in Uinta and Sweetwater Counties, Wyoming.

      3.6 Conduct of Business. The business of the Partnership shall be managed and conducted in accordance with the provisions of this Agreement and the Construction and Operating Agreement.

      3.7  Cooperation and Further Assurances.

           3.7.1 The Partners shall cooperate with each other and with the Partnership in (i) applying for any license, permit, approval, or certificate from any regulatory authority necessary, desirable, or convenient for the establishment and operation of the Plant, (ii) the acquisition of any real property or right-of-way through the exercise of any right of condemnation or power of eminent domain or any other rights to which any Partner or the Partnership is entitled to exercise, and (iii) engaging in any other activities reasonably necessary, desirable or convenient for the establishment and operation of the Plant.

           3.7.2 To the extent that any law, rule, order, or regulation requires any license, permit, approval, or certificate necessary, desirable, or convenient for the establishment of the Plant or its operation to be applied for and issued under the name of any Partner or all Partners as distinct from the Partnership, the Partner, or Partners as the case may be, shall apply therefor and shall, to the extent allowed by law, hold the same for the benefit and use of the Partnership.

      3.8 Representations, Warranties and Covenants of the Partners. Each Partner represents and warrants to, and agrees with, the other Partner that:

           (i) It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated with full corporate power and authority to own its property and assets and transact the business in which it is engaged and has duly qualified and is authorized to conduct business and is in good standing as a foreign corporation in the State of Wyoming;

           (ii) It will not cause a dissolution or termination of the Partnership by reason of its failure to maintain its corporate existence;

           (iii) The execution, delivery and performance of this Agreement and the Construction and Operating Agreement have been duly authorized by all necessary corporate action, and no order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any governmental authority or public agency is required to authorize, or is required in connection with the execution, delivery, and performance by it of this Agreement or the Construction and Operating Agreement, or the legality, validity, binding effect, or enforceability of this Agreement or the Construction and Operating Agreement;

           (iv) It has the corporate power to execute, deliver and carry out the terms of this Agreement and the Construction and Operating Agreement;

           (v) This Agreement and the Construction and Operating Agreement constitute its legal, valid and binding obligation, enforceable against it in accordance with their respective terms, except to the extent that enforcement may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by equitable principles, regardless of whether enforcement is sought in equity or at law;

           (vi) The execution, delivery and performance of this Agreement and the Construction and Operating Agreement and compliance with the terms and provisions hereof and thereof do not contravene, violate or conflict with any provision of, constitute a default under or result in a breach of, its certificate (or articles) of incorporation or bylaws, or any indenture, mortgage, deed of trust or other instrument, any contractual covenant or any restriction by which it or its property or assets is bound or to which it may be subject, or any permit, license, law, regulation, rule, ordinance, judgment or decree applicable to it, the Partnership or the business or properties of either of them;


           (vii) It is not a "foreign person" within the meaning of the Foreign Investment in Real Property Tax Act of 1980, with respect to the ten percent (10%) withholding requirement effective January 1, 1985.

4. Capitalization. The Partners shall make Capital Contributions as hereinafter provided in this Section 4. In lieu of making one or more Capital Contributions, the Management Committee may determine that the Partners shall make loans (each a "Partner Loan" and collectively, "Partner Loans") to the Partnership in such amounts and on such terms (which terms shall be the same for each Partner and may include, if required by the terms of any Project Financing Loan, terms of subordination to such Project Financing Loan) as determined by the Management Committee. Capital Contributions and Partner Loans shall be made by the Partners in proportion to their respective Ownership Interests.

      4.1 Initial Capital Contributions and Partner Loans. As of January 31, 1995, each Partner had made the Capital
           Contributions and/or Partner Loans as are set forth for such Partner on Schedule 4.1 attached hereto.

      4.2  Subsequent Capital Contributions and Partner Loans.

           4.2.1 Construction Phase. The Partners shall from time to time make Capital Contributions or, if so determined by the Management Committee, Partner Loans, in amounts required to fund construction of the Plant pursuant to the Construction Budget and Construction Funding Schedule, after giving effect to any amounts to be provided by Project Financing Loans.

           4.2.2 Operating Phase. The Plant Operator shall initiate the preparation of each annual Operating Budget for review, comment and approval by the Management Committee. The Partners shall from time to time make Capital Contributions or, if so determined by the Management Committee, Partner Loans, in proportion to their respective Ownership Interests, in amounts necessary, as determined by the Management Committee, to fund operations pursuant to the Operating Budgets after giving effect to the Partnership's operating revenues and other sources of funds, if any, available to the Partnership.

      4.3 Making of Capital Contributions and Partner Loans. Except as may be otherwise determined by the Management Committee:

           4.3.1 During the Construction Period, the Plant Constructor shall issue a written request for payment of each Capital Contribution or Partner Loan to be made in accordance with the Construction Budget, and the Construction Funding Schedule (as such budget and schedule may be amended in accordance with this Agreement). After the Construction Period, the Plant Operator shall issue a written request for payment of each Capital Contribution or Partner Loan to be made in accordance with each Operating Budget (as such budget may be amended in accordance with this Agreement). All amounts received by the Partnership from a Partner pursuant to this Section 4.3.1 on or before the date specified pursuant to clause (iii) of
                   Section 4.3.2 shall be credited to such Partner's Capital Account (or in the case of a Partner Loan, shall be deemed loaned) as of such specified date, and all amounts received by the Partnership from a Partner pursuant to this Section 4.3.1 after the date specified pursuant to clause (iii) of Section 4.3.2 shall be credited to such Partner's Capital Account (or in the case of a Partner Loan, shall be deemed loaned) as of the date of receipt thereof. Capital Contributions and Partner Loans shall be paid to the Partnership in immediately available funds.

           4.3.2 Each written request issued pursuant to Section 4.3.1 shall contain the following information:

                   (i) The amount of the Capital Contribution or Partner Loan requested from each Partner, such amounts to be in proportion to each Partner's Ownership Interest;

                   (ii)     The purpose for which the Capital
                            Contributions or Partner Loans are to be applied in such reasonable detail as the Management Committee shall direct; and

                   (iii) The date on which the Partnership must receive the Capital Contributions or Partner Loans (which date shall not be less than five (5) days following the date the request is given), such date to be the same for each of the Partners.

      4.4  General Provisions Concerning Capital Contributions and
Partner Loans.

           4.4.1 The obligation of each Partner to make Capital Contributions and Partner Loans hereunder shall not inure to the benefit of, or be enforceable by, any Person other than the Partnership and the Partners. No interest, except as otherwise set forth herein, shall be paid on any Capital Contribution by any Partner.

           4.4.2 No Partner shall make any Capital Contributions or Partner Loans to the Partnership except pursuant to a request of the Plant Constructor or the Plant Operator, as the case may be, under the direction of the Management Committee pursuant to Section 4.3.

      4.5 Failure to Contribute or Loan. If a Partner (the "defaulting Partner") does not make when due all or any portion of a Capital Contribution or Partner Loan that the defaulting Partner is required to make as provided in this Agreement, the other Partner (the "non-defaulting Partner") may, on notice to the defaulting Partner, exercise one or more of the following remedies:

           4.5.1 Taking such action (including, without limitation, court proceedings) as the non-defaulting Partner may deem appropriate to obtain payment by the defaulting Partner of the portion of the Capital Contribution or Partner Loan that is in default, together with interest on that amount (which, if such interest is on a Partner Loan, shall not be deemed a part of such Partner Loan or repaid to the defaulting Partner) at the Interest Rate from the date that the Capital Contribution or Partner Loan was due until the date that it is made, all at the cost and expense of the defaulting Partner;

           4.5.2 Advancing the portion of the defaulting Partner's Capital Contribution or Partner Loan that is in default with the following results:

                   (i)      the sum advanced constitutes a loan
                            ("Partner Default Loan") to the defaulting
                            Partner and, as applicable, a Capital
                            Contribution or Partner Loan of that sum to the Partnership by the defaulting Partner under the applicable provisions of this Agreement;

                   (ii) the principal balance of the Partner Default Loan and all accrued interest is due and payable by the defaulting Partner on written demand sent by the non-defaulting Partner;

                   (iii) the amount lent bears interest at the Interest Rate from time to time in effect from the day the advance is deemed made until the date that the Partner Default Loan, together with all interest accrued thereon, is repaid to the Lending Partner;

                   (iv) all distributions from the Partnership, and all repayments of Partner Loans, that otherwise would be made to the defaulting Partner (whether before or after dissolution of the Partnership) instead shall be paid to the non-defaulting Partner (all such repayments of Partner Loans being credited toward payment of the defaulting Partner's Partner Loans notwithstanding their payment to the non-defaulting Partner) until the Partner Default Loan and all interest accrued on it have been paid in full to the non-defaulting Partner (with payments being applied first to accrued and unpaid interest and then to principal);

           4.5.3 Exercising the rights of a secured party under the Uniform Commercial Code of the State of Wyoming, as more fully set forth in Section 4.6; or

           4.5.4 Exercising any other rights or remedies available at law or in equity.

      4.6 Grant of Security Interest. Each Partner grants to the Partnership, and to each non-defaulting Partner with respect to any Partner Default Loans made as described in Section 4.5.2, as security for (i) the payment of all Capital Contributions and Partner Loans that Partner has agreed to make and (ii) the payment of all Partner Default Loans and interest accrued on them, a security interest in and a general lien on its Ownership Interest and the proceeds of that Ownership Interest, all under the Uniform Commercial Code of the State of Wyoming. On any default in the payment of a Capital Contribution or Partner Loan or in the payment of such a Partner Default Loan or interest accrued on it, the Partnership or the non-defaulting Partner, as applicable, is entitled to all the rights and remedies of a secured party under the Uniform Commercial Code of the State of Wyoming with respect to the security interest granted in this Section
           4.6. Each defaulting Partner shall execute and deliver to the Partnership and the other Partners all financing statements and other instruments that the non-defaulting Partner may request to effectuate and carry out the preceding provisions of this Section 4.6. At the option of the non-defaulting Partner, this Agreement or a carbon, photographic, or other copy of this Agreement may serve as a financing statement.

      4.7 Project Financing Loans. Coastal Partner has obtained proposals from potential lenders with respect to Project Financing Loan(s) and the Partners have conducted negotiations with one or more of such lenders. After the Signature Date, the Partnership may borrow such Project Financing Loans if so directed by the Management Committee.

      4.8 No Personal Liability. No Partner shall be personally liable for repayment of any indebtedness (and costs of collection thereof) owed by the Partnership to another Partner. The sole recourse of such lending Partner for payment of such Loans shall be limited to the Partnership and its property.

5. Capital Accounts. A Capital Account shall be maintained for each Partner in accordance with the Code and the Treasury Regulations promulgated thereunder.

6.    Allocations and Distributions.

      6.1  Allocations for Capital Account Purposes.

           6.1.1 For purposes of maintaining the Capital Accounts and determining the rights of the Partners among themselves, all items of income, gain, loss, credit and deduction of the Partnership, shall be allocated among the Partners in proportion to their respective Ownership Interests except as otherwise provided in this Section 6.1.

           6.1.2 Pursuant to Section 704(b) of the Code, each of the Partners shall share in all net profits and net losses of the Partnership in proportion to its Ownership Interest, and the amount allocated to each Partner shall be debited or credited, as the case may be, to the Capital Account of the Partner as provided in Section 6.1.1 Except as provided below, all items of income, gain, loss (including depreciation recapture), deduction or credit for federal income tax purposes shall be allocated in accordance with the allocation of net profits and net losses and are not subject to any special allocation. However, income, gain, loss and deduction for federal income tax purposes that are attributable to any property contributed to the Partnership by a Partner shall be allocated to the Partners in the manner provided under Section 704(c) of the Code and any regulations issued under that section.

           6.1.3 The Partnership shall allocate items of income, gain, loss, deduction and credit attributable to a Partnership interest that is assigned during a year between the assignor and assignee of such Partnership interest in accordance with the method that the Management Committee determines is required by the Code, and if the Management Committee determines that more than one method is permitted, then by the method that the Management Committee determines is best, taking into account both the desire to match income and distributions and the ease of administration.

      6.2 Distributions of Excess Cash. From time to time, but at least annually following approval of the Operating Budget for the ensuing fiscal year, the Management Committee will determine if any cash is available for distribution to the Partners. Distributions of any excess cash shall be made only to all Partners simultaneously in proportion to their respective Ownership Interests at the time thereof.

7.    Accounting Practices and Taxation.

      7.1 Accounting Practices and Procedures. The fiscal year of the Partnership shall be the calendar year. Unless otherwise determined by the Management Committee or except as otherwise provided in this Agreement or the Construction and Operating Agreement, the books of account of the Partnership shall be maintained in accordance with, and all accounting practices and procedures of the Partnership shall conform with, generally accepted accounting principles at the time prevailing for companies engaged in a business similar to that of the Partnership.

      7.2 Preparation of Financial Statements; Custody of Books and Records; Certified Public Accountants. The books of account, monthly and annual financial statements and other records of the Partnership shall be prepared by, and shall be kept and maintained at the principal office of the Plant Operator. Upon request, any Partner may examine, audit, and copy the books and records of the Partnership in accordance with
           Section 7.7. The Partnership's books of account shall be audited by the Certified Public Accountants. Unless otherwise determined by the Management Committee, the Certified Public Accountants shall be Ernst & Young.

      7.3 Annual Financial Statements. The Plant Operator shall prepare and deliver or cause to be prepared and delivered to each Partner as soon as practicable, but in any event within ninety (90) days following the end of each of the Partnership's fiscal years, an audited profit and loss statement and an audited statement of cash flows for such fiscal year and an audited balance sheet and a statement of each Partner's Capital Account as of the end of such current fiscal year and, if applicable, as of the end of the preceding fiscal year, together with the related notes thereto, as certified by the Certified Public Accountants.

      7.4 Interim Financial Statements. As soon as practicable, but in any event within thirty (30) days after the end of each calendar month, the Plant Operator shall prepare and deliver, or cause to be prepared and delivered, to each Partner, together with an appropriate certificate of the Person who prepared the same:

           (i) A profit and loss statement and a statement of cash flows for such month and for the year to date for the current fiscal year (and such information as may be reasonably requested by the Partners to permit calculation of their tax accruals);

           (ii) A balance sheet and a statement of each Partner's Capital Account as of the end of such month and such year to date period for each Partner's Capital
                   Account; and

           (iii) Beginning with the first calendar month following the Construction Period, a statement comparing the actual financial results of the Partnership for such month and for the portion of the fiscal year then ended with the budgeted results for such respective periods and an explanation of any significant variances.

      7.5  Taxation.

           7.5.1 The Partners intend that the Partnership shall be treated as a partnership for federal and state income tax purposes and the Partners agree to take all action, including the amendment of this Agreement and the execution of other documents, as may be required to qualify for and receive such tax treatment. All of the Partnership's elections for federal and state income tax purposes, except for those elections specifically reserved by the Code or any applicable state income tax statute to be made by the individual Partners, shall be determined by the Management Committee.

           7.5.2 The Plant Operator shall be the tax matters partner of the Partnership pursuant to Section 6231(a)(7) of the Code. The tax matters partner shall prepare, or cause to be prepared, the Partnership's federal and state partnership returns for each year as soon as practicable after the end of each fiscal year. The tax matters partner shall provide each Partner with a draft copy of each Partnership return to be filed and make available such tax workpapers as may be reasonably requested by any Partner to afford a review of such returns fifteen (15) days prior to their being filed. All tax returns shall be filed by the tax matters partner on a timely basis notwithstanding any disagreement or dispute between the Partners regarding any such return, or election included therein, and notwithstanding any other provision of this Agreement to the contrary.

           7.5.3 Tax books and records shall be maintained and determined in accordance with Treasury Regulation
                   Section 1.704-1(b)(2)(iv) promulgated under the Code. Such books and records will be adjusted, if necessary, to take into account any changes required by the regulations under Section 704(c) of the Code, when such regulations are issued.

      7.6 Governmental Reports. During the Construction Period, the Plant Constructor shall prepare and file on behalf of the Partnership all reports prescribed by any commission or governmental agency having jurisdiction. Following the Construction Period, the Plant Operator shall prepare and file on behalf of the Partnership all reports prescribed by any commission or governmental agency having jurisdiction.

      7.7 Inspection of Facilities and Records. Each Partner shall have the right at reasonable times during usual business hours to inspect the facilities of the Partnership, to observe the Partnership's operations (including, without limitation, the construction, operation and maintenance of the Plant) and, within the time periods previously described in this paragraph, to examine, audit and make copies of the books of account and other books and records of the Partnership and other books and records relating to the cash reserves, assets and expenses of the Partnership and expenditures by the Plant Constructor, the Plant Operator or any Partner pursuant to this Agreement or the Construction and Operating Agreement. Such right may be exercised through any agent or employee of a Partner designated in writing by it or by an independent public accountant, engineer, attorney, or other consultant so designated. The Partner making the request shall bear all expenses incurred in any inspection, audit or examination made at such Partner's behest. Should any inspection, audit or examination disclose any undisputed errors or improper charges, the Plant Operator shall promptly make, or cause to be made, appropriate adjustments therefor. Disputed errors or improper charges shall be resolved in accordance with Section 14.16.

      7.8 Bank Accounts. Funds of the Partnership shall be deposited in such bank or banks as shall be designated by the Management Committee from time to time. Unless otherwise determined by the Management Committee, funds of the Partnership may be commingled with funds of the Plant Constructor, the Plant Operator, any Partner or any of their respective Affiliates provided that such commingling does not adversely affect a Partner's rights set forth in Section 7.7.

      7.9 Permitted Investments. The Partnership may only make the types of investments as the Management Committee may from time to time determine, provided that such investments shall not preclude the timely distribution of excess cash as set forth in Section 6, and provided further that any investment of working capital shall not preclude the timely payment of Partnership obligations when and as due.

      7.10 Information and Reports. The Plant Constructor and/or the Plant Operator, as appropriate, shall prepare and deliver, or cause to be prepared and delivered, to each Partner budgets, forecasts, cash flow projections and financial and operating reports with respect to the Partnership in accordance with the provisions of the Construction and Operating Agreement. Whenever under the Construction and Operating Agreement any such items are required to be delivered to the Plant Owner, copies of such items shall be delivered to each Partner. All statements rendered to the Partners by the Plant Constructor or the Plant Operator during any calendar year shall conclusively be presumed to be true and correct after twenty four (24) months following the end of any such calendar year, unless within such twenty four (24) month period any Partner takes written exception thereto and makes claim on the Plant Constructor or the Plant Operator, as applicable, for adjustment. Failure on the part of any Partner to make claim on the Plant Constructor or the Plant Operator, as applicable, for adjustment within such period shall establish the correctness thereof and preclude the filing of exceptions thereto or making of claims for adjustment thereon. The provision of this paragraph shall not prevent adjustments resulting from physical inventory of property as provided for in Section VI, Inventories, of Exhibit "B" to the Construction and Operating Agreement.
8.    Management.

      8.1 Plant Management. Subject to the limitations set forth below in Section 8.2, the Plant shall be constructed and operated pursuant to the Construction and Operating Agreement. The Plant Constructor and the Plant Operator shall perform such other services and have such power and authority as provided in this Agreement and in the Construction and Operating Agreement.

      8.2 Management Committee. On and after the Signature Date, the Partners shall act for all purposes in determining the actions or policies of the Partnership by and through the Management Committee, except as otherwise expressly provided herein or in the Construction and Operating Agreement. Each Partner shall have the right to review the Plant Constructor's and the Plant Operator's performance of their respective obligations to the Partnership and to exercise the additional rights specified in Section 7.7, but no Partner shall have authority to act for, or to assume any obligation or responsibility on behalf of, the Partnership, other than the Plant Constructor and the Plant Operator as provided in this Agreement and the Construction and Operating Agreement, unless it is with the approval of the Management Committee. Notwithstanding anything herein to the contrary, on and after the Signature Date, the following actions may be taken by or on behalf of the Partnership only with the approval of the Management Committee:

           (i) Disposition. Sell, convey, hypothecate, encumber or otherwise dispose of all or any portion of or any interest in the Plant or other Partnership property
                   (a) to any Partner or an Affiliate of any Partner, or
                   (b) having a fair market value in excess of $20,000.

           (ii) Leasing. Lease to any Person all or any portion of the Plant or any other Partnership property, or enter into any lease if such lease commitment (a) is with any Partner or an Affiliate of any Partner, or (b) exceeds $50,000 over the term of the lease, including any renewal terms.

           (iii) Contracts. Enter into any Processing Agreements or gas supply contracts with third parties, or enter into any Processing Agreements or gas supply contracts or any contract (whether or not of a type mentioned above) with a term that exceeds one month; however, the Plant Operator may make emergency purchases of gas and emergency deliveries of Product if the Plant Operator determines in good faith that such purchases or deliveries are required for the prudent operation of the Plant, provided that the Plant Operator uses its best efforts to give prior written notice to the other Partners, and failing such notice, thereafter promptly notifies the other Partners of any such emergency purchases or deliveries.

           (iv) Loans. Incur any Project Financing Loan or any other Loan or modify the terms of any such Loans, or make any optional permanent prepayments, or reduce any commitments on any such Loans.

           (v) Construction Budget. Approve any amendments to the Construction Budget which would result in an increase thereof in the aggregate of more than two percent (2%) over the initial Construction Budget set forth in Schedule 4.2-1; the Plant Constructor may increase the Construction Budget so long as all such increases do not exceed such initial Construction Budget by more than two percent (2%) in the aggregate.

           (vi) Construction Funding Schedule. Approve any change in the Construction Funding Schedule which would accelerate by more than thirty (30) days the date on which a Capital Contribution or Partner Loan is due; the Plant Constructor may change the Construction Funding Schedule so long as the change would not accelerate by more than thirty (30) days the date on which a Capital Contribution or Partner Loan is due.

           (vii) Operating Budget; Capital Expenditures. After the Construction Period, approve the annual Operating Budget and, to the extent provided for in the Construction and Operating Agreement, subsequent variances thereto.

           (viii) Insurance. Select or change the types or amounts of insurance covering the Plant or interests in Partnership property, or select or change insurers therefor, except, however, the Plant Operator may settle claims with respect to losses or liabilities amounting to less than $35,000 and may determine whether or not to apply insurance proceeds amounting to less than $35,000 to the rebuilding of the Plant or any part thereof (except as such determination may be governed by the terms of any Loan).

           (ix) Acquisitions. Acquire any easement, right-of-way or other interest in real property.

           (x) Contractors. Select engineering and construction contractors and vendors supplying major items of equipment in connection with the construction of the Plant other than those contractors and venders that were selected prior to the Signature Date, select any contractor for operating the Plant, and approve the terms and provisions of the contracts to be entered into with such contractors and vendors selected on or after the Signature Date for construction and/or operation of the Plant.

           (xi) Plant Shutdown. Temporarily or permanently shut down the Plant.

           (xii) Fractionation. Permit the fractionation of Products other than those derived from gas processed in the Plant.

           (xiii) Modification of Agreements. Agree on behalf of the Partnership to any modification, amendment or termination of the Construction and Operating
                   Agreement or the QPC Processing Agreement.

           (xiv) Approval by Partnership. Approve, on behalf of the Partnership, any action requiring the consent or approval of the Partnership pursuant to the Construction and Operating Agreement or the QPC Processing Agreement.

      8.3 Management Committee Members. The regular members of the Management Committee shall consist of one Representative of each Partner. Each Partner may also designate an Alternate Representative who may act in the absence or unavailability of such Partner's Representative. Each Partner shall give written notice to the other Partners of its designation of its Representative and any Alternate Representative. Any action taken in compliance with the direction of the Management Committee shall be binding on the Partnership and each Partner, whether such direction was approved by the Representatives or their respective Alternate Representatives. The participation and acts (including the execution of any papers) of a Partner's Representative, or Alternate Representative as the case may be, acting in such capacity shall be the participation and act of the Partner. The participation and acts (including the execution of any papers) by any Alternate Representative of a Partner shall be deemed to be the act of the Representative for whom such Alternate Representative is acting without any evidence of the absence or unavailability of such Representative. Each Partner may at any time remove a Representative or Alternate Representative previously appointed by such Partner and designate a new Representative or Alternate Representative, as the case may be, in the manner described in this Section 8.3.

      8.4 Management Committee Meetings; Action without a Meeting. Meetings of the Management Committee shall be held whenever called by the Management Committee or by any Representative (or Alternate Representative as the case may be) representing a Partner entitled to vote, at such place and hour and on such day as stated in the notice of the meeting. Notice of the time and place of, and general nature of the business to be transacted at (and notice of any change in the time or place of holding) meetings of the Management Committee shall be given to each Representative (with a copy to each Alternate Representative), and to the Plant Operator if it is not a Partner, at least five (5) business days before the date of the meeting; provided, however, that notice of any meeting need not be given to any Representative if waived by the Representative in writing either before or after that time of the action for which notice is required, or if such Representative is present at such meeting; such waiver or attendance shall be deemed the equivalent of notice. Any action which may be taken at a meeting of the Management Committee may be taken without a meeting if a consent in writing setting forth the action so taken, or a counterpart thereof, shall be signed by the Representative (or Alternate Representative) representing all of the aggregate Ownership Interests entitled to vote.

      8.5 Management Committee Quorum and Voting Requirements. Attendance by the Representative or Alternate Representative of each Partner entitled to vote shall be necessary to constitute a quorum at any meeting of the Management Committee for the transaction of business, but a lesser number may adjourn until a quorum is present. Subject to the provisions relating to mediation of disputes set forth in
           Section 14.16, the Management Committee shall act only upon the approval of the Representatives and/or Alternate Representatives, as the case may be, representing all of the aggregate Ownership Interests entitled to vote. Representatives (and Alternate Representatives as the case may be) may participate in any meeting of the Management Committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at any such meeting.

      8.6 Secretary; Records. The Management Committee shall designate an individual as Secretary who shall attend meetings of the Management Committee and prepare and retain custody of minutes of all meetings, notices, written consents, written confirmations, certificates, and, as the Management Committee shall direct, all other documents and communications relating to the Management Committee. The Secretary shall provide copies of all signed written consents to each Representative.

      9.   Plant Constructor and Plant Operator.

      9.1 Selection of the Plant Constructor and the Plant Operator. Coastal Partner shall be the Plant Constructor and Questar Partner shall be the Plant Operator, all as provided for in the Construction and Operating Agreement; each shall serve pursuant to the terms and conditions of this Agreement and the Construction and Operating Agreement.

      9.2 Successor Plant Operator. If the Partner then serving as Plant Operator is removed from such capacity pursuant to the Construction and Operating Agreement, the other Partner, in its sole discretion, shall serve as or designate another Person to serve as Plant Operator in accordance with the Construction and Operating Agreement.

10.   Limitation of Liabilities; Indemnity.

      10.1 Contracts to Limit Partners' Liabilities. Except with the approval of the Management Committee, the Partnership shall not enter into any material contract, lease, sublease, note, or other agreement unless there is contained therein an appropriate provision limiting the claims of all parties to such instrument and other beneficiaries thereunder to the assets of the Partnership and expressly waiving any rights of such parties and other beneficiaries to proceed against the Partners and their directors, officers, employees, agents and shareholders individually. As used in this Section 10.1 only, the term "material" shall mean (a) in the case of any Loan, note or other agreement for borrowed money, any such agreement, and (b) in the case of any other contract, lease, sublease or other agreement, any agreement (or series of related agreements) involving Partnership obligations aggregating in excess of $10,000.

      10.2 Limitation of Liabilities; Indemnity. All obligations, liabilities and commitments incurred and all acts or omissions of, the Partners, the Plant Constructor and the Plant Operator and their respective officers, directors, employees and agents (the "Indemnified Parties"), on behalf of the Partnership and within the scope of their respective authority and responsibility to act for or on behalf of the Partnership, shall be for the sole account, benefit and risk of the Partnership, and the Partnership shall indemnify and hold harmless each Indemnified Party from and against any losses, claims, damages, liabilities, costs or expenses (including reasonable attorneys fees) to which the Indemnified Parties may become subject in connection with any such obligations, liability, or commitment, or act or omission; provided, however, that no Indemnified Party shall be indemnified hereunder against any loss, claim, damage, liability, cost or expense arising out of its own gross negligence or willful misconduct, or that of its Affiliates, or of their respective officers, directors, employees, Representatives, Alternate Representatives, agents, employers or principals.

      10.3 No Liability for Profits. No Partner shall be obligated to account to the Partnership or the other Partner (or any person claiming by, through or under any of them) for any income, profit or other benefit derived by such Partner from any contract entered into between the Partnership and such Partner in accordance with this Agreement, the Construction and Operating Agreement or the QPC Processing Agreement; provided, however, that this Section 10.3 shall not be construed to waive any right or remedy otherwise available to the Partnership as a result of any breach or default under any such contract.

11. Transfer or Pledge of Ownership Interest. No Partner may sell, assign, pledge, hypothecate or otherwise transfer all or any part of its Ownership Interest or any interest therein or permit any such transfer by operation of law except as otherwise permitted pursuant to this Section 11. For the purposes of this Section 11 and Section 12.1(ii), any change in the identity, ownership or control of any Partner such that such Partner (a) in the case of Questar Partner, ceases to be an Affiliate of Questar Corporation or (b) in the case of Coastal Partner, ceases to be an Affiliate of The Coastal Corporation, shall be deemed to be a transfer of such Partner's Ownership Interest that would require the prior written consent of the remaining Partner(s).

      11.1 Transfers of Ownership Interest to Non-Affiliates. Subject to the right of first refusal herein provided, and subject to the provisions of Section 11.3, a Partner ("Transferor Partner") may sell, assign, or otherwise transfer all, but not less than all (unless the other Partner consents), of its Ownership Interest to any Person ("Transferee") solely for cash or cash equivalents.

           11.1.1 Notice and Election. The Transferor Partner shall give notice (the "Section 11.1 Notice") in writing to the other Partner (the "Non-transferor Partner") that it desires to so sell, assign or otherwise transfer all of its Ownership Interest with a description of the proposed transaction setting forth the complete terms and conditions of such proposed transaction, including without limitation the purchase price, method and terms of payment, the proposed date of closing for such sale, assignment or other transfer (which shall not be less than sixty (60) days after the date such Section 11.1 Notice is delivered to each Partner), the identity of the Transferee, a copy of any proposed purchase agreement and a copy of the Transferee's most recent quarterly and annual financial statements, which annual statements shall be audited, if such are available. No offer complying with this Section 11.1.1 shall contain any term or condition (a) which is not usual or customary in agreements for the purchase and sale of partnership interests of a type similar to an Ownership Interest, or (b) which has the effect of making a Partner's exercise of its right of first refusal hereunder materially more onerous to such Partner than to the Transferee. The Non-transferor Partner shall have thirty (30) days from the receipt of the Section 11.1 Notice to give written notice to the Transferor Partner of its election either:

                   (i) to consent to the transfer to the Transferee on the same terms contained in the Section
                            11.1 Notice and to the Transferee's
                            admission as a Partner; or

                   (ii)     to acquire the Transferor Partner's
                            Ownership Interest on substantially the same terms set forth in the Section 11.1 Notice, net of any commission payable by the Transferor Partner to a third party. If the Non-transferor Partner elects to purchase the Ownership Interest of the Transferor Partner, such sale shall be closed on the date specified in the Section 11.1 Notice or, at the election of the Non-transferor Partner, such other date not more than thirty (30) days thereafter as the Non-transferor Partner shall specify.

           11.1.2 Failure to Give Notice or Fulfill Purchase Obligations. If the Non-transferor Partner fails to give timely written notice of its election under
                   Section 11.1.1 within the applicable period, the Non-transferor Partner shall be deemed to have consented to the transfer of the Transferor Partner's Ownership Interest to the Transferee and to the Transferee's admission as a Partner.

      11.2 Transfers to Affiliates.  Notwithstanding anything in Section
           11.1 to the contrary, and subject to the provisions of
           Section 11.3, a Partner may transfer all, but not less than all (unless the other Partner consents), of its Ownership Interest in the Partnership to an Affiliate without compliance with the terms of Section 11.1, so long as no
           Section 13.3 Event then exists with respect to the Transferor Partner; provided however, that unless and until the Non-transferor Partner shall consent to such transfer (which consent shall not be unreasonably withheld), a Transferor Partner shall remain primarily liable to the Non-transferor Partner and the Partnership for the obligations and liabilities of its transferee hereunder.

      11.3 Conditions to Transfer. Any sale, assignment, or other transfer of a Partner's Ownership Interest in the Partnership shall be void, unless the Transferor Partner and the transferee comply to the reasonable satisfaction of the other Partner with the following:

           (i) Transferee Bound by Agreement. The transferee of an Ownership Interest agrees in writing on or prior to the date of transfer to become a Partner in the Partnership bound by all of the terms and conditions of this Agreement and the Construction and Operating Agreement;

           (ii)    Transferee Assumes All Obligations of Transferor.
                   The transferee of an Ownership Interest agrees in writing on or prior to the date of transfer to assume all obligations and liabilities of the Transferor Partner with respect to the transferred Ownership Interest;

           (iii) Transfer Complies with This Section. Such transfer is completed in accordance with all the provisions of this Section 11;

           (iv) Indemnity. The Transferor Partner shall indemnify and hold harmless the remaining Partner(s) from and against any and all incremental state and federal tax liability and recapture to the remaining Partner(s) or the Partnership as a result of the transfer, and, anything in any Section 11.1 Notice (or any final form of purchase or other agreement relating to the sale, transfer or other disposition of an Ownership Interest) to the contrary notwithstanding, a Partner transferring its Ownership Interest to the remaining Partner(s) pursuant to Section 11.1 hereof hereby agrees to pay, discharge, make the remaining Partner(s) whole for, and indemnify and hold harmless the remaining Partner(s) from and against such Transferor Partner's proportionate share of all liabilities, obligations or claims arising from, relating to or incident to the use or operation of the Plant, the business or operations of the Partnership or the acts or omissions of the Transferor Partner in connection therewith, during the period prior to the closing of such transfer; provided, however, that such Transferor Partner shall have no obligation hereunder for any liability, obligation or claim arising out of the gross negligence or willful misconduct of such remaining Partner(s), its officers, employees, Representative, Alternate Representative or agents.

           (v) Contracts; Permits. The transfer shall be in compliance in all material respects with all provisions of contracts and agreements (including, without limitation, the terms of any Project Financing Loan) to which the Partnership is a party and with all regulatory permits, licenses and certificates issued to the Partnership (or consents or waivers with respect thereto shall have been obtained by the Transferor Partner), and shall not materially and adversely affect the interests of the Partnership with respect to any of them;

           (vi) Regulatory and Other Approvals. Any necessary approvals and consents or waivers of regulatory agencies and other parties shall have been obtained;

           (vii) Application of Laws and Regulations. Unless consented to by the remaining Partner(s) in its sole discretion, a transfer of an Ownership Interest is not permitted if it would subject the Partnership or any Partner to any law or regulation to which the Partner or Partnership would not otherwise be subject, including, without limitation, the Public Utility Holding Company Act of 1935; and

           (viii) General. Any transfer made pursuant to this Section 11 shall include the respective Partner's interest in and to the Partnership, the Plant and all other assets of the Partnership.

      11.4 Other Provisions Applicable to Transfers.

           11.4.1 Reinstatement of Right of First Refusal. If a transfer to which the Non-transferor Partner has consented or has been deemed to have consented is not completed within the time periods provided for herein, or if there is any change in the identity of the Transferee or in any material terms or conditions set forth in the Section 11.1 Notice, the Transferor Partner shall again comply with the provisions of
                   Section 11.1 and the Non-transferor Partner shall again have the option to purchase the Ownership Interest of the Transferor Partner as provided herein.

           11.4.2 Specific Performance. Any Partner may, in addition to any other available remedies, enforce its rights under Section 11.1 by a suit for specific performance.

           11.4.3 Nominees. Any Partner may designate an Affiliate to exercise the right of first refusal provided in
                   Section 11.1; provided however, that such Affiliate complies with each and every provision of Section 11.1.

           11.4.4 Admission of Transferee. Upon the transfer of an Ownership Interest to a Transferee pursuant to
                   Section 11.1, or an Affiliate pursuant to Section
                   11.2 or 11.4.3, the Partners shall take all such actions as may be required to admit the Transferee or Affiliate as a Partner.

      11.5 Effect of Permitted Transfers. No assignment, pledge or other transfer pursuant to Section 11 shall give rise to a right in any Partner to dissolve and liquidate the Partnership. Except as provided in Section 11, no assignment or other transfer shall give rise to a right in any transferee to become a partner in the Partnership, unless agreed to by the other Partner.

      11.6 Mortgages, Pledges, and Hypothecations. A Partner may not mortgage, pledge, or create a security interest in all or any part of its Ownership Interest without the prior written consent of the other Partner.

      11.7 Admission of New Partner. Except as provided in Section 11.1 and 11.2, additional Persons may become parties to this Agreement and Partners in the Partnership only upon execution of an amendment to this Agreement in form and substance acceptable to the continuing Partners.

12.   Events of Default.

      12.1 Nature of Events. An "Event of Default" exists if any of the following occurs with respect to any Partner and is continuing beyond any period of time provided for cure:

           (i) Capital Contribution; Partner Loan. A Partner fails to make any Capital Contribution or fails to advance a Partner Loan when and as due and such failure shall continue for five business (5) days; or

           (ii) Voluntary or Involuntary Transfer. A Partner's Ownership Interest is sold, assigned or otherwise transferred, in whole or in part, voluntarily or involuntarily, to a third party in violation of
                   Section 11; or

           (iii) Representations and Warranties. A Partner has made any representation or warranty in, or in connection with, this Agreement or the Construction and Operating Agreement which when made was false or misleading in any material respect. For purposes of this Section 12.1 (iii), a representation or warranty shall be deemed false or misleading in a material respect if, and only if, the Partnership or another Partner has been or is reasonably expected to be materially and adversely affected as a result thereof; or

           (iv) Breach of Agreement. A Partner breaches or fails to comply in any material respect with any other provision of this Agreement or the Construction and Operating Agreement (including, without limitation, the occurrence of any of the events set forth in
                   Section 6.5 of the Construction and Operating Agreement) and such failure continues for (a) more than sixty (60) days following written notice thereof from the other Partner, or (b) if such breach or failure can upon diligent effort be cured only upon a longer period than sixty (60) days, such Partner fails following receipt of such notice to diligently pursue cure of such breach or failure and to give monthly reports of the steps being taken to cure such breach or failure to the other Partner or in any event such breach or failure continues uncured for more than six (6) months; or

           (v) Withdrawal. A Partner withdraws from the Partnership without the consent of the other Partner prior to the end of the term provided for the Partnership in
                   Section 13.1.

      12.2 Default Remedies. Upon the occurrence of an Event of Default by a Partner, the other Partner may exercise, in its own right and on behalf of the Partnership, any right, power, or remedy permitted to it by law or at equity, including the remedy of specific performance. In addition, the non-defaulting Partner (i) may, suspend performance of all or any of its obligations hereunder, including the obligation to make Capital Contributions and Partner Loans, and (ii) shall have all the rights set forth in Section 13.3; provided, however, that the occurrence of an Event of Default shall not serve as a basis for the Plant Operator to suspend or curtail operations unless the non-defaulting Partner otherwise determines.

13.   Dissolution and Liquidation.

      13.1 Term of Partnership. Unless otherwise dissolved and liquidated pursuant to the terms of this Section 13, the Partnership shall continue for a primary term of twenty-five
           (25) years after the Effective Date and thereafter from year to year; provided, however that, after the end of the primary term, any Partner may dissolve the Partnership pursuant to this Agreement by giving the other Partner written notice of such election not less than one hundred eighty (180) days prior to the date such dissolution is to take effect.
      13.2 Dissolution Upon Occurrence of Certain Events.

           13.2.1 Events. The occurrence of any of following events shall result in the dissolution of the Partnership:

                   (i) The occurrence of any event which makes it unlawful for the business of the Partnership to be carried on or for the Partners to carry it on in the Partnership; or

                   (ii)     The determination by the Management
                            Committee to dissolve the Partnership.

           13.2.2 Effect. Upon the occurrence of an event of dissolution set forth in Section 13.2.1, the Partnership shall be dissolved, its business wound up and all of its assets sold or distributed in accordance with Section 13.4.

      13.3 Dissolution Upon Occurrence of Certain Other Events.

           13.3.1 Events. The following events are referred to herein as "Section 13.3 Events":

                   (i) The dissolution or other termination of existence of a Partner, or the filing of a certificate of dissolution by a Partner, or the failure of a Partner to maintain its corporate existence, or the occurrence of any other event which results in the manifest inability of a Partner to continue in such capacity;

                   (ii) Any Partner shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled "Bankruptcy" as now or hereafter in effect, or any successor thereto (the "Bankruptcy Code"); or an involuntary case is commenced against any Partner, and the petition is not controverted within ten (10) days, or is not dismissed within sixty (60) days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of any Partner, or any Partner commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to such Partner, or there is commenced against any Partner any such proceeding which remains undismissed for a period of sixty (60) days, or any Partner is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered and is not dismissed within sixty (60) days from the entry thereof; or any partner suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of sixty (60) days, or any Partner makes a general assignment for the benefit of creditors; or any corporate action is taken by any Partner for the purpose of effecting any of the foregoing;

                   (iii) The occurrence of an Event of Default as defined in Section 12.1, parts (i), (iii) or
                            (iv) with respect to any Partner, provided that the other Partner reasonably determines, and written notice thereof is given to the defaulting Partner, that such default could reasonably be expected to materially and adversely affect the financial condition, operations or prospects of the Partnership or of such non-defaulting Partner; and


                   (iv) The occurrence of an Event of Default as defined in Section 12.1, parts (ii) or (v) with respect to any Partner.

           Each Partner shall give prompt notice to the other Partner of the occurrence of any Section 13.3 Event of which it has knowledge.

           13.3.2 Effect. Upon the occurrence of a Section 13.3 Event, the Partner with respect to whom the Section 13.3 Event has occurred (the "defaulting Partner") shall thereupon be suspended (unless already so suspended) from the following:

                   (i) the right to participate in the management of the Partnership, including, without limitation, the right of its Representative or Alternate Representative to vote or take any other action with respect to any matter determined or to be determined by the Management Committee, and any officer of the Partnership who is an employee, agent, or representative of or otherwise affiliated with the defaulting Partner shall be automatically terminated in such capacity;

                   (ii) the right to receive profits, proceeds and distributions of the Partnership; and

                   (iii) the right to receive payments of principal or interest on any Loan the defaulting Partner has made to the Partnership.

                            Such suspension shall remain in effect from
                      the date of occurrence of the Section 13.3 Event until such rights are reinstated in accordance with Section 13.3.5 (the "Suspension Period"). During the Suspension Period, any amounts which otherwise would have been paid or distributed to a defaulting Partner from time to time (including, without limitation repayments of Partner Loans to such defaulting Partner) shall be first applied in the manner provided in Section 4.5, if applicable, with the balance, if any, placed in an interest bearing reserve account (the "Reserve Account") for application to future calls from time to time toward Partner Default Loans, Capital Contributions, Partner Loans and the administration fee described below and for compensation of the Partnership and the other Partner (the "non-defaulting Partner") for any loss, cost or expense arising from, resulting from or otherwise in connection with the Section 13.3 Event that has occurred or continues to occur from time to time with respect to a defaulting Partner, all as the non-defaulting Partner determines. The defaulting Partner shall only be entitled to receive the balance in its Reserve Account, if any, after its rights are reinstated as provided in Section 13.3.5 or when the Partnership is liquidated, whichever occurs first. The defaulting Partner shall pay the Partnership, so long as a Suspension Period is in effect with respect to such Partner, an administrative fee in such amount as is reasonably determined by the non-defaulting Partner to reimburse the Partnership for its expenses of administration in connection with such default. The non-defaulting Partner and the Partnership shall also have any other rights or remedies, including the remedy of specific performance, provided at law or in equity, and shall have the rights of a non-defaulting Partner set forth in Section 12.2. During the period in which the defaulting Partner's right to vote is suspended, the act of the non-defaulting Partner, either in its own name or through its Representative or Alternate Representative, shall be the act of the Partnership. Any amounts owed by a defaulting Partner to the Partnership or any Partner pursuant to this Agreement for any reason shall bear interest at the Interest Rate from time to time in effect, compounded monthly. While any Suspension Period exists, the non-defaulting Partner may suspend or modify performance of all or any of the obligations of the non-defaulting Partner, including any obligation to make Capital Contributions or Partner Loans.

           13.3.3 Redemption of Interest; Settlement of Loans. At any time during the Suspension Period, the non-defaulting Partner may elect to have the Partnership redeem all of the defaulting Partner's Ownership Interest. The effective date of such redemption shall be determined by the non-defaulting Partner. In the event of such election, the defaulting Partner shall be entitled to receive from the Partnership payment for redemption of its Ownership Interest and for settlement of all Loans made by such defaulting Partner to the Partnership, which payment shall be (subject to claims and adjustments pursuant to this Agreement and claims of the Partnership and the non-defaulting Partner for those matters described in Section 13.3.5) an aggregate amount equal to the lesser of
                   (i) the book value of its Capital Account as of the effective date of the election or (ii) the fair market value of its Ownership Interest on such date. If the Management Committee and the defaulting Partner disagree on the fair market value and at least one of the values claimed is less than the amount described in part (i) above, then fair market value shall be determined in accordance with Section
                   14.15. Subject to the provisions of Section 4.5, if applicable, such payment shall be made in installments from time to time, concurrently with and in proportion to any distributions to the non-defaulting Partner. Unless the non-defaulting Partner shall determine otherwise in its sole discretion to pay a greater amount, each such installment shall equal, and such defaulting Partner shall be entitled to receive upon any such distribution date (until paid in full), an amount equal to its former Ownership Interest multiplied by the aggregate amount available for distribution. The Partnership shall not be required to sell assets, borrow funds or modify in any respect its operations or planned operations in order to finance such payments, and shall be entitled to establish, fund and maintain all reserves deemed necessary or appropriate by the non-defaulting Partner in its sole discretion for the ongoing or planned operations, debt service requirements and other expenditures of the Partnership. From and after the effective date of redemption, the defaulting Partner's right of payment shall be pari passu with the right of the non-defaulting Partner to receive periodic Partnership distributions and distributions upon liquidation or winding up of the business of the Partnership but shall in all events be subordinate to the rights of all creditors of the Partnership (whether a Partner or a third party) and non-recourse against the non-defaulting Partner. The amount due but unpaid to any defaulting Partner hereunder shall bear interest at the Prime Rate from time to time in effect. Each Partner hereby waives to the extent permitted by applicable law any statutory requirement that the payment of the foregoing amount be secured by bond or otherwise. Upon the effective date of such redemption, all obligations for repayment of any Loans made by the defaulting Partner to the Partnership shall be terminated and any notes representing such Loans shall be deemed for all purposes to be cancelled without any further act of the defaulting Partner. Nothing herein shall preclude the non-defaulting Partner from admitting a new Partner pursuant to Section 11.7 or dissolving the Partnership pursuant to Section 13.2.1.

           13.3.4 Purchase of Interest. At any time during the Suspension Period and so long as a determination has not been made by the non-defaulting Partner to elect to redeem the defaulting Partner's Ownership Interest pursuant to Section 13.3.3, a defaulting Partner may sell all of its Ownership Interest in accordance with
                   Section 11; provided, however, that on or prior to the date of transfer, all obligations of the defaulting Partner to the Partnership and other Partner have been fully satisfied and paid, including, without limitation, all Partner Default Loans, calls for Capital Contributions and Partner Loans and all claims of the Partnership and non-defaulting Partner for losses, costs, damages and expenses arising from, resulting from or otherwise in connection with the Section 13.3 Event in respect of the defaulting Partner.

           13.3.5 Reinstatement. Unless its Ownership Interest has been sold or redeemed in accordance with this Agreement, a defaulting Partner's rights to participate in management, receive distributions and receive payments in regard to its Loans shall be reinstated only after the following have occurred as reasonably determined by non-defaulting Partner:

                   (i) All obligations of the defaulting Partner to the Partnership and the non-defaulting Partner, including, without limitation, all Partner Default Loans and accrued interest on such Loans, have been paid;

                   (ii) All losses, costs, damages and expenses of the Partnership and the non-defaulting Partner arising from, resulting from, or otherwise in connection with the Section
                            13.3 Event in respect of the defaulting
                            Partner have been paid or satisfactorily settled;

                   (iii) All Section 13.3 Events in respect of the defaulting Partner have been fully cured by the defaulting Partner without any material adverse effect to the non-defaulting Partner or the Partnership; and

                   (iv) Satisfactory provision has been made by the defaulting Partner with respect to providing assurance of performance of future obligations of the Partner under this Agreement, which provision may include, without limitation, satisfactory guaranties, bonds or irrevocable letters of credit.

      13.4 Winding Up and Liquidation.

           13.4.1 Management Committee Powers. If the Partnership is dissolved and liquidated pursuant to the provisions of Section 13.1 or 13.2, the Management Committee shall continue to exercise its powers under this Agreement for the purpose of winding up the business of the Partnership and liquidating its assets in an orderly manner. If the Partnership is dissolved and liquidated while there exists a Suspension Period with respect to a defaulting Partner, the non-defaulting Partner shall act in place and with full power of the Management Committee for the purpose of winding up the business of the Partnership and liquidating its assets in an orderly manner, including, without limitation, the power of sale or other disposition of the Plant in whole or in parts as determined by the non-defaulting Partner in its sole discretion.

           13.4.2 Allocation of Income, etc. All income, gains, losses, deductions and credits of the Partnership arising during any period of liquidation shall be allocated to the Capital Accounts of the Partners, including, if applicable, any defaulting Partner, in proportion to their respective Ownership Interests immediately preceding the occurrence of the Section
                   13.3 Event or other event leading to such liquidation.

           13.4.3 Proceeds of Liquidation. The proceeds from liquidation of the Partnership shall be applied in the order of priority set forth in Section 13.4.4. Any Partnership assets which are not sold and which are distributed in-kind shall be valued and treated as though such assets were sold at fair market value and the imputed gain or loss shall be allocated to the Capital Accounts of the Partners in accordance with Section 13.4.2. The Partnership shall engage in no new business during the period of winding up and liquidation. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Partnership and the liquidation of its assets to minimize any losses otherwise attendant upon such winding up.

           13.4.4 Priority of Liquidation; Distribution. Upon winding up and liquidation of the Partnership pursuant to this Section 13.4, the Partnership's property (i.e., the cash proceeds of liquidation and any unliquidated or noncash assets), including amounts received pursuant to Section 13.4.6, shall be distributed in the following order of priority, unless otherwise required by applicable law:

                   (i) the payment to creditors of the Partnership, other than Partners, in order of priority provided by law, including the establishment of reserves for the payment thereof;

                   (ii) pro rata payment to Partners for Loans or other amounts owed to them by the Partnership; and

                   (iii) to the Partners in payment of the credit balance in their Capital Accounts after all adjustments and allocations required pursuant to this Agreement have been made, in the proportion that such Capital Accounts bear to each other until such Capital Accounts are reduced to zero (0), and thereafter, pro-rata in accordance with their respective Ownership Interests.

           13.4.5 Reserves. Any reserves established in the course of such distribution shall be held for so long as the Management Committee or the non-defaulting Partner, as the case may be, shall deem necessary in a special account maintained by the Partnership for the purpose of paying contingent or unforeseen liabilities or obligations, and shall thereafter be distributed in the order of priority established in this Section
                   13.4. For purposes of Section 13.4, expenses of dissolution and liquidation shall be treated as debts and obligations of the Partnership and shall have priority over distributions to the Partners.

           13.4.6 Restoration of Deficit Capital Accounts. Notwithstanding the provisions of Section 4.8 hereof, upon final liquidation and dissolution of the Partnership, or upon liquidation of a Partner's interest in the Partnership, if the balance in such Partner's Capital Account is less than zero (0) (after taking into account all Capital Account adjustments for the Partnership taxable year during which final liquidation and dissolution occurs, other than the adjustment set forth herein), such Partner shall contribute cash to the Partnership upon demand (or, if no demand is made, on the date of such liquidation) in an amount equal to the deficit in its Capital Account. This amount shall be distributed pursuant to Section 13.4.4.

      13.5 Termination Subject to Laws and Regulations. The right and power to terminate the Partnership shall at all times be subject to the obligations and duties of the Partnership under any applicable laws and regulations, and no termination shall be effected unless such laws and regulations shall have been complied with in all material respects and any transfer of the Partnership's business and assets, including all applicable certificates, shall have been validly consummated under the provisions of such laws and regulations.

14.   General.

      14.1 Notices. Any notice or other communication required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given upon hand delivery or on the first day following delivery to a nationally recognized overnight courier service, fee prepaid, return receipt or other confirmation of delivery requested, or on the fifth day following delivery to the U.S. Postal Service as certified or registered mail, return receipt requested, postage prepaid, if addressed to a Partner at the address set forth under the name of such Partner on the signature page hereto, or at such other addresses and to such other Persons as may be designated from time to time by such Partner by written notice to the other Partner. Notice to all Partners shall be deemed to be notice to the Partnership. Notice to a Partner's Representative or Alternate Representative shall be deemed to be notice to such Partner.

      14.2 Amendment. This Agreement may be amended, supplemented or restated only in writing signed by all Partners.

      14.3 Applicable Law. This Agreement will be governed by and interpreted in accordance with the laws of the state of Wyoming.

      14.4 Conformity. Any provision of this Agreement which is in conflict with the laws of the State of Wyoming is hereby amended to conform to and comply with such laws to the fullest extent permitted thereunder, each such amendment being hereinafter referred to as a "Conforming Amendment".
           In the event a court is unable to give effect to a Conforming Amendment agreed to herein, then, in the alternative, if any term, obligation, right, condition, or provision hereof, or application or enforcement thereof, is held invalid, inoperative, void, or unenforceable, the remaining provisions hereof or other applications thereof shall (i) remain in full force; (ii) in no way be altered, affected, impaired, invalidated, or otherwise changed thereby; and (iii) be interpreted, construed, applied as though such offensive provision(s) was not in the first instance contained herein.

      14.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed original, but all of which together shall constitute but one and the same instrument.

      14.6 Captions. The titles, headings and captions (collectively "Captions") contained in this Agreement have been inserted solely as a means of reference and convenience. Such Captions shall not affect the interpretation or construction of this Agreement and shall not define, limit, extend, or otherwise describe the scope of this Agreement or the intent of any provision hereof.

      14.7 Section Numbers. Unless otherwise indicated, reference to Section numbers are to Sections of this Agreement.

      14.8 Entire Agreement. This Agreement and the Construction and Operating Agreement, together with any exhibits hereto and thereto, constitute the entire and integrated agreement between the Partners concerning the subject matter hereof and thereof and supersede any prior or contemporaneous arrangements, understandings or written or oral agreements relative to said subject matter.

      14.9 Waiver. No waiver by a Partner of any default by the other Partner in the performance of any provision, condition or requirements herein shall be deemed to be a waiver of, or in any manner release the other Partner from, performance of any other provision, condition or requirement herein, nor shall such waiver be deemed to be a waiver of, or in any manner a release of, the other Partner from future performance of the same provision, condition or requirement. Any delay or omission of any Partner in exercising any right hereunder shall not impair the exercise of any such right, or any like right, accruing to it thereafter. No waiver of a right created by this Agreement by a Partner shall constitute a waiver of such right by the other Partner except as may otherwise be required by law with respect to Persons not parties hereto. The failure of a Partner to perform its obligations hereunder shall not release the other Partner from the performance of their obligations, except as is expressly provided herein.

      14.10 Parties Bound and Benefitted. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their permitted successors and assigns, and nothing in this Agreement is intended to confer any right or impose any obligation upon any other Person.

      14.11 Disclosure. No Partner shall disclose the terms of this Agreement or information about the Partnership's plans, business, proprietary processes or operations to any third party other than to the Partnership's or a Partner's accountants, counsel, and other agents, lenders, investment bankers and underwriters, and regulatory authorities having jurisdiction over the Partnership, the Plant or any Partner or as required under any of the contracts to which the Partnership is a party or as any Partner may reasonably determine to be necessary to comply with any applicable law, rule, regulation or order of any governmental authority, agency or tribunal.

      14.12 Outside Interests. No Partner shall be required to devote more of its time to Partnership affairs than reasonably may be required by the Partnership's business. A Partner and its Affiliates may acquire property for its own account or jointly with others or in other capacities and may enter into joint ventures, partnerships or other relationships organized for purposes of engaging in any other activities whether or not similar to the activities of the Partnership, and neither the Partnership nor any other Partner shall have any rights in and to such independent ventures or the income or profits derived therefrom.

      14.13 Waiver of Partition. The Partners expressly waive and release any right to have their interests in the Plant partitioned or sold for the purpose of dividing the proceeds of such sale for the period during which this Agreement shall remain in effect.

      14.14 Right of Offset. The Partnership shall have the right to deduct from amounts which are due and payable to each Partner by the Partnership any amounts which are due and payable by such Partner to the Partnership.

      14.15 Fair Market Value of Ownership Interest. For purposes of this Agreement, the fair market value of a Partner's Ownership Interest shall be determined as provided in this Section 14.15 unless the Partners agree otherwise. The Partners shall determine by mutual agreement the fair market value of the assets and business of the Partnership as of the last day of the preceding calendar month, and the purchase price for the Ownership Interest of a Partner shall be equal to the amount which would be distributed to such Partner upon liquidation of the Partnership if the Plant and such other assets were sold at such fair market value and the proceeds distributed in accordance with Section 13.4.4. If the Partners do not agree as to such fair market value, the fair market value shall be determined in the following manner:

           (i) each Partner shall send an "Appraisal Notice" to the other Partner setting forth its opinion as to the fair market value of the assets and business of the Partnership as of the date set forth above, and

           (ii) if the Partners fail to agree upon a valuation within thirty (30) days following receipt of each other's Appraisal Notice, the dispute shall be settled by arbitration in accordance with the Real Estate Valuation Arbitration Rules of the American Arbitration Association or any successor thereto and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof, provided, however, that the valuation shall be selected by the arbitrator(s) from one and only one of the Appraisal Notices, which such valuation may not be modified in any manner by the arbitrator(s).

      14.16 Mediation of Business Disputes. Except as provided for in Section 14.15 with respect to the fair market value of a Partner's Ownership Interest, the Partners shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement, including, without limitation, any item before the Management Committee that is not resolved by the concurrence of the Representatives and/or Alternate Representatives of both Partners, by negotiations as hereinafter provided.

           14.16.1 Any Partner may give the other Partner notice of any dispute not resolved in the normal course of business. Executives of both Partners superior to the personnel who have been involved previously in the dispute shall meet at a mutually acceptable time and place within ten (10) days after delivery of such notice, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the dispute. If the matter has not been resolved by these persons within thirty (30) days of the disputing Partner's notice, or if the Partners fail to meet within ten (10) days, the dispute shall be referred to senior executives of both Partners who have authority to settle the dispute and who shall similarly meet to attempt to resolve the dispute. If the matter has not been resolved within thirty
                      (30) days from the referral of the dispute to senior executives or if no meeting of senior executives has taken place within fifteen (15) days after such referral, either Partner may initiate mediation as hereinafter provided.

           14.16.2 All negotiations pursuant hereto are confidential and shall be treated as compromise and settlement negotiations for the purposes of federal rules of evidence and state rules of evidence.

           14.16.3 If the dispute has not been resolved by negotiation as heretofore provided, the Partners shall endeavor to settle the dispute by mediation under the then current Center for Public Resources Model Procedure for Mediation of Business Disputes. The mutual third party will be selected by the Partners from appropriate industry neutrals.

      14.17 Conflict of Documents. In the event of any conflict between provisions of this Agreement and provisions of the Construction and Operating Agreement, the provisions of this Agreement shall control to the extent of such conflict.

      IN WITNESS WHEREOF, the Partners have caused this Agreement to be executed by their duly authorized officers as of January 27, 1995, to be effective as of the Effective Date.

                                 COASTAL GAS GATHERING AND
                                 PROCESSING COMPANY
                                 Nine Greenway Plaza
                                 Houston, Texas  77046
                                 By:
                                 Michael  A. Heim
                                 Executive Vice President
                                 Address:
                                 Nine Greenway Plaza
                                 Houston, Texas  77046-0995
                                 Attention:  Gas Gathering and Processing
                                 Facsimile:  (713) 877-3067


                                 QUESTAR GAS MANAGEMENT COMPANY
                                 79 South State Street
                                 Salt Lake City, Utah  84111


                                 By:  A. J. Marushack
                                 President
                                 Address:
                                 79 South State Street (84111)
                                 P. O. Box 11450
                                 Salt Lake City, Utah  84147
                                 Attention:  Gas Supply and Marketing
                                 Facsimile:  (801) 530-2570